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                                                                    EXHIBIT 99.1





                          INDEPENDENT AUDITORS' REPORT





To The Board of Directors and Shareholders
BTG, Inc.:

                 Under date of May 20, 1997, we reported on the consolidated balance sheets of BTG, Inc. and subsidiaries (the "Company") as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, as contained in the 1997 annual report to shareholders. These consolidated financial statements and our report thereon are incorporated by reference in the Company's annual report on Form 10-K for the year 1997. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related consolidated financial statement schedule as listed in Item 14(a)2 in the Company's Form 10-K for the year 1997. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits.

                 In our opinion, based on our audits, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.





                                        /s/ KPMG Peat Marwick LLP


McLean, Virginia
May 20, 1997





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